Exhibit (2)

                          AGREEMENT AND PLAN OF MERGER


                                     BETWEEN


                         CELESTIAL VENTURES CORPORATION


                                       AND


                             POLYMER DYNAMICS, INC.

ARTICLE I:  THE MERGER.................................................  1
         1.1      The Merger...........................................  1
         1.2      Effect of the Merger.................................  1
                  Exhibit A............................................  1
                  Exhibit B............................................  1
         1.3      Further Assurances...................................  2
         1.4      Effective Time.......................................  2
         1.5      Conversion of Securities.............................  2
         1.6      Exchange Procedures..................................  5
         1.7      The Closing..........................................  6
         1.8      Dissenting Shares....................................  6
         1.9      Conversion Transaction...............................  7
         1.10     Tax-Free Reorganization..............................  7
         1.11     Ratification of Celestial Reverse Stock Split........  8
         1.12     Satisfaction of Preemptive Rights....................  8

ARTICLE II:  REPRESENTATIONS AND WARRANTIES OF PDI.....................  8
         2.1      Incorporation of PDI.................................  8
         2.2      Authorization........................................  8
         2.3      Non-Contravention....................................  8
         2.4      Consents.............................................  9
         2.5      Capitalization of PDI................................  9
         2.6      Stock Options, Warrants and Conversion Rights........ 10
         2.7      Subsidiaries......................................... 10
         2.8      Financial Statements................................. 10
         2.9      Absence of Adverse Changes........................... 10
         2.10     Undisclosed Liabilities.............................. 10
         2.11     Title to Properties and Absence of Liens............. 11
         2.12     Contracts and Leases................................. 11
         2.13     Litigation........................................... 11
         2.14     Taxes................................................ 11
         2.15     ERISA Plans.......................................... 11
         2.16     Labor Relations...................................... 11
         2.17     Environmental Matters................................ 12
         2.18     Required Vote........................................ 12

         2.19     Corporate Records.................................... 12
         2.20     Accounting Controls.................................. 12
         2.21     Brokers and Financial Advisers....................... 13

ARTICLE III:  REPRESENTATIONS AND WARRANTIES OF CELESTIAL.............. 13

         3.1      Incorporation of Celestial........................... 13
         3.2      Authorization........................................ 13
         3.3      Non-Contravention.................................... 14
         3.4      Consents............................................. 14
         3.5      Capitalization of Celestial.......................... 14
         3.6      Stock Options and Conversion Rights.................. 14
         3.7      Subsidiaries......................................... 14
         3.8      Financial Statements................................. 14
         3.9      Absence of Adverse Changes........................... 15
         3.10     Undisclosed Liabilities.............................. 15
         3.11     Title to Properties and Absence of Liens............. 15
         3.12     Contracts and Leases................................. 15
         3.13     Litigation........................................... 15
         3.14     Taxes................................................ 15
         3.15     ERISA Plans.......................................... 16
         3.16     Employees............................................ 16
         3.17     Environmental Matters................................ 16
         3.18     Corporate Records.................................... 16
         3.19     Accounting Controls.................................. 17
         3.20     Insurance............................................ 17
         3.21     SEC Reports.......................................... 17
         3.22     Fairness Opinion..................................... 17
         3.23     Takeover Laws........................................ 18
         3.24     Required Vote........................................ 18
         3.25     Brokers and Financial Advisers....................... 18

ARTICLE 4:  COVENANTS OF PDI........................................... 18
         4.1      Certain Actions Pending Merger....................... 18
         4.2      PDI Stockholder's Meeting............................ 19
         4.3      Rule 145 Affiliates.................................. 19
                  Exhibit C............................................ 19

ARTICLE FIVE:  COVENANTS OF CELESTIAL.................................. 19
         5.1      Delivery of Celestial Common Stock................... 19
         5.2      Celestial Shareholders' Meeting...................... 19
         5.3      Certain Other Covenants by Celestial................. 20

ARTICLE 6:  ADDITIONAL AGREEMENTS OF PDI AND CELESTIAL................. 21
         6.1      Reasonable Best Efforts.............................. 21
         6.2      Stockholder Approvals................................ 21
         6.3      Registration Statement............................... 21
         6.4      Press Releases....................................... 22
         6.5      Access; Information.................................. 22

         6.6      Acquisition Proposals................................ 23
         6.7      Confidentiality...................................... 23
         6.8      Indemnification...................................... 23


ARTICLE 7:  CONDITIONS TO OBLIGATIONS TO PDI........................... 24
         7.1      Representations and Warranties....................... 24
         7.2      Performance of Covenants............................. 24
         7.3      Delivery of Closing Certificate...................... 24
         7.4      No Litigation........................................ 24
         7.5      Governmental Approvals............................... 24
         7.6      Other Approvals...................................... 24
         7.7      Shareholder Approval................................. 24
         7.8      Tax Opinion.......................................... 24
         7.9      Material Adverse Change.............................. 25
         7.10     Registration Statement............................... 25
         7.11     Stock Listing........................................ 25
         7.12     Conversion of Notes.................................. 25
         7.13     Appraisal Demands.................................... 25
         7.14     Termination of Employment Agreement.................. 25
         7.15     Fairness Opinion..................................... 25
         7.16     Stock Combination.................................... 25
         7.17     Satisfaction of Preemptive Rights.................... 26

ARTICLE 8:  CONDITIONS TO OBLIGATIONS OF CELESTIAL..................... 26
         8.1      Representations and Warranties....................... 26
         8.2      Performance of Covenants............................. 26
         8.3      Delivery of Closing Certificate...................... 26
         8.4      Legal Matters........................................ 26
         8.5      Governmental Approvals............................... 26
         8.6      Other Approvals...................................... 26
         8.7      Shareholder Approval................................. 26
         8.8      Tax Opinion.......................................... 27
         8.9      Material Adverse Change.............................. 27
         8.10     Registration Statement............................... 27
         8.11     Fairness Opinion..................................... 27
         8.12     Stock Combination.................................... 27

ARTICLE 9:  TERMINATION................................................ 27
         9.1      Termination by Mutual Consent........................ 27
         9.2      Termination by Celestial or PDI...................... 27
         9.3      Termination by PDI................................... 27
         9.4      Termination by Celestial............................. 28
         9.5      Effect of Termination................................ 28

         9.6      Amendment............................................ 28
         9.7      Waiver............................................... 28

ARTICLE 10:  MISCELLANEOUS............................................. 29
         10.1     Survival............................................. 29
         10.2     Expenses............................................. 29
         10.3     Notices.............................................. 29
         10.4     Prior Agreements; Modifications; Waivers............. 29
         10.5     Governing Law........................................ 30
         10.6     Captions............................................. 30
         10.7     Counterparts......................................... 30
         10.8     No Third Party Rights................................ 30


LIST OF EXHIBITS
         Exhibit A...........Restated Articles of Incorporation of
                             Surviving Corporation
         Exhibit B...........Amended and Restated Bylaws of the Surviving
                             Corporation
         Exhibit C...........Form of Affiliate Agreement

                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") dated March 18, 1998, between Celestial Ventures Corporation, a Nevada corporation ("Celestial") and Polymer Dynamics, Inc., a Pennsylvania corporation ("PDI").

                  WHEREAS, the parties hereto deem it advisable that, subject to the terms and conditions hereinafter set forth, PDI be merged into Celestial (the "Merger") pursuant to the plan of merger set forth herein and the applicable provisions of the laws of the States of Nevada and Pennsylvania; and

                  WHEREAS, the Boards of Directors of Celestial and PDI, deeming the plan of merger herein set forth to be desirable and in the best interests of their respective shareholders and desiring to have this plan of merger also constitute a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1954, as amended, have approved the Merger and this Agreement;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and intending to be legally bound, the parties hereto do hereby agree as follows.

                              ARTICLE I: THE MERGER

         1.1 The Merger. Subject to and in accordance with the provisions of this Agreement and the Merger Agreement, the General Corporation Law of Nevada (the "Nevada GCL") and the Pennsylvania Business Corporation Law of 1988 (the "PaBCL"), at the Effective Time (as defined in Section 1.4) Polymer Dynamics, Inc., a corporation organized under the PaBCL, whose address is 2200 South 12th Street, P. O. Box 4400, Allentown, Pennsylvania, shall be merged into Celestial Ventures Corporation, a Nevada corporation organized under the Nevada GCL, whose address is 382 Route 59, Section 310, Monsey, New York, which shall be the surviving corporation organized under the Nevada GCL (the "Surviving Corporation"). After the Effective Time, the Surviving Corporation shall continue its corporate existence as a Nevada corporation. At the Effective Time, the separate existence of PDI shall cease.

         1.2 Effect of the Merger. (a) The Articles of Incorporation of Celestial in effect at the Effective Time of the Merger shall be amended and restated in its entirety as set forth on Exhibit A hereto, and as thus amended and restated, shall be the Articles of Incorporation of the Surviving Corporation until such time as it is altered, amended or repealed in accordance with the provisions thereof and of applicable law.

                           (b) The By-Laws of Celestial in effect at the
Effective Time of the

Merger shall be amended and restated in their entirety as set forth on Exhibit B hereto, and as thus amended and restated, shall be the By-Laws of the Surviving Corporation until such time as they are altered, amended or repealed in accordance with the provisions thereof and of applicable law.

                           (c) The directors of the Surviving Corporation
immediately after the Effective Time shall be the directors of PDI immediately prior to the Effective Time and Irwin Schneidmill, each of whom shall serve as directors of the Surviving Corporation until such time as their terms expire and their successors are duly elected and qualified.

                           (d) The officers of the Surviving Corporation
immediately after the Effective Time shall be the officers of PDI immediately prior to the Effective Time, each of whom shall serve at the pleasure of the directors of the Surviving Corporation.

                  1.3 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall determine that any further deeds, assignments or assurances in law or any other acts are necessary or desirable
(i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of PDI acquired or to be acquired by reason of, or as a result of, the Merger, or (ii) otherwise to carry out the purposes of this Agreement, PDI and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to do all acts necessary or desirable to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of PDI or otherwise to take any and all such action.

                  1.4 Effective Time. The Merger shall become effective (the "Effective Time") upon the later to occur of (i) the filing of Articles of Merger by the Secretary of State of the State of Nevada in accordance with
Section 92A.200 of the Nevada GCL; and (ii) the filing of Articles of Merger by PDI in accordance with Section 1926 of the PaBCL in the Department of State of the Commonwealth of Pennsylvania. The Articles of Merger shall be delivered to the Secretary of State of the State of Nevada and the Department of State of the Commonwealth of Pennsylvania for filing simultaneously with the Closing referred to in Section 1.7 of this Agreement.

                  1.5 Conversion of Securities. (a) Each share of Celestial's Common Stock issued and outstanding immediately prior to the Effective Time

(excluding those held by persons who perfect their dissenters' rights pursuant to the Nevada GCL, which shall cease to exist and be cancelled), and each warrant or option to purchase shares of Common Stock of Celestial issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, remain unchanged.

                           (b) Each share of Celestial's Preferred Stock issued
and outstanding
immediately prior to the Effective Time (excluding those held by persons who perfect their dissenters' rights pursuant to the Nevada GCL, which shall cease to exist and be cancelled), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one-fifteenth of a share of Common Stock of the Surviving Corporation.

                           (c) Each issued share of Celestial's Common Stock or
Preferred Stock held in the treasury of Celestial immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Celestial, be retired and shall resume the status of authorized and unissued shares of Celestial's Common Stock or Preferred Stock, as the case may be.

                           (d) Each Common Share of PDI issued and outstanding
immediately prior to the Effective Time (excluding those held by persons who perfect their dissenters' rights pursuant to the PaBCL, which shall cease to exist and be cancelled) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of Common Stock of the Surviving Corporation.

                           (e) Each Series A Preferred Share of PDI issued and
outstanding immediately prior to the Effective Time (excluding those held by persons who perfect their dissenters' rights pursuant to the PaBCL, which shall cease to exist and be cancelled) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of Series A Preferred Stock of the Surviving Corporation, which Series A Preferred Stock of the Surviving Corporation shall have the same rights, privileges and preferences, and shall be subject to the same limitations, as those of the Series A Preferred Shares of PDI issued and outstanding immediately prior to the Merger.

                           (f) Each option to purchase Common Shares of PDI
outstanding immediately prior to the Effective Time of the Merger granted under PDI's Stock Option Plan (the "PDI Stock Option Plan"), or outside of such Plan, and each warrant to purchase Common Shares of PDI outstanding immediately prior to the Effective Time of the Merger, shall be assumed by the Surviving Corporation and shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option or warrant, as the case may be, to purchase shares of the Surviving Corporation's Common Stock, as follows: (i) the exercise price per share of the option or warrant (rounded upward to the nearest full cent) shall be the quotient determined by dividing the exercise price per share of the option or warrant in effect immediately prior to the Effective Time of the Merger by 1; (ii) the number of shares of Surviving Corporation Common Stock subject to the option or warrant (with any fractional share of Surviving Corporation Common Stock being disregarded) shall be the product determined by multiplying the number of Common Shares of PDI subject to the option or warrant immediately prior to the Effective Time of the Merger by 1; and (iii) the option or warrant shall otherwise have the same terms and conditions as provided therein and, in the case of options granted under the PDI Stock Option Plan, in the Stock Option Plan prior to the conversion. The PDI Stock Option Plan and all other option plans and programs described in the PDI Disclosure Statement shall be assumed as of the Effective Time by the Surviving Corporation with such amendments thereto as may be required to reflect the Merger. The Board of Directors of the Surviving Corporation shall have all of the powers conferred upon the Board of Directors of PDI under the PDI Stock Option Plan in administering the options outstanding thereunder.

                           (g) (i) No fractional shares of Surviving Corporation
Common Stock, and no certificate or script representing such fractional shares, shall be issued upon the conversion of any Celestial Preferred Stock into shares of Surviving Corporation Common Stock pursuant to Section 1.5(b) above. Instead, if, pursuant to Section 1.5(b) a shareholder would otherwise be entitled to receive a fractional share of Surviving Corporation Common Stock, such shareholder shall receive in cash the value of such a fractional share based on a price of $3.00 per share of such Common Stock. If more than one certificate representing shares of Celestial Preferred Stock shall be surrendered at one time for the account of the same shareholder, the number of full shares of Surviving Corporation Common Stock for which certificates shall be delivered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered.

                                    (ii) No fractional shares of Surviving
Corporation Common Stock, and no certificate or script representing such fractional shares, shall be issued upon the conversion of any Common Shares of PDI into shares of Surviving Corporation Common Stock pursuant to Section 1.5(d) above. Instead, if, pursuant to Section 1.5(d) a shareholder would otherwise be entitled to receive a fractional share of Surviving Corporation Common Stock, such shareholder shall receive in cash the value of such a fractional share based on a price of $3.00 per share of such Common Stock. If more than one certificate representing shares of PDI Common Stock shall be surrendered at one time for the account of the same shareholder, the number of full shares of Surviving Corporation Common Stock for which certificates shall be delivered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered.

                           (h) Each Common Share and Preferred Share, if any, of
PDI issued and held in the treasury of PDI immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of PDI, be cancelled and retired and shall cease to exist, without any conversion thereof into shares, or the right to receive shares, of Surviving

Corporation Common Stock or Preferred Stock.

                                    (i) (i) For the purposes of Section 1.5(b)
above, each certificate which, immediately prior to the Effective Time of the Merger, represented shares of Celestial Preferred Stock shall, at the Effective Time of the Merger and thereafter, be deemed for all purposes to represent the number of shares of Surviving Corporation Common Stock into which the shares of Celestial Preferred Stock represented by such certificate have been converted pursuant to Section 1.5(b).

                                    (ii) For the purposes of Section 1.5(d) and
Section 1.5(e) above, each certificate which, immediately prior to the Effective Time of the Merger, represented Common Shares of PDI or Series A Preferred Shares of PDI shall, at the Effective Time of the Merger and thereafter, be deemed for all purposes to represent the number of shares of Surviving Corporation Common Stock or Series A Preferred Stock into which the Common Shares of PDI or Series A Preferred Shares of PDI represented by such certificate have been converted pursuant to Section 1.5(d) or Section 1.5(e).

                  1.6 Exchange Procedures. (a) (i) At the Effective Time, the Surviving Corporation shall deposit with a bank, trust company, transfer agent or other person designated by the Surviving Corporation, which may be the Surviving Corporation itself (the "Exchange Agent"), for the benefit of each holder of an outstanding certificate or certificates (the "PDI Certificates") which prior thereto represented PDI Common Shares or PDI Series A Preferred Shares ("PDI Shares"), for exchange in accordance with this Section 1.6(a), certificates representing the shares of Common Stock or Series A Preferred Stock of the Surviving Corporation into which such PDI Shares have been so converted.

                                    (ii) As promptly as practicable after the
Effective Time, the Exchange Agent shall mail to each holder of an outstanding certificate or certificates which prior thereto represented PDI Shares (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the PDI Certificates shall pass, only upon delivery of the PDI Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may specify), and (y) instructions for use in effecting the surrender of the PDI Certificates in exchange for certificates representing the Surviving Corporation's Common Stock or Series A Preferred Stock and any cash in lieu of any fractional shares. Such holder shall upon such surrender receive in exchange therefor a certificate or certificates representing the number of whole shares of Surviving Corporation Common Stock or Series A Preferred Stock into which such PDI Shares shall have been converted. Until so surrendered and exchanged, each outstanding certificate which, prior to the Effective Time, represented PDI Shares shall, upon and after the Effective Time, be deemed for all purposes (other than to the extent provided in the following sentence) to evidence ownership of the number of whole shares of the Surviving Corporation's Common Stock or Series A Preferred Stock into which such PDI Shares have been converted. Dividends, if any, payable after the Effective Time to the holders of the Surviving Corporation's Common Stock or Series A Preferred Stock shall, at the option of the Surviving Corporation, be withheld from holders of certificates formerly representing PDI Shares until such certificates (or lost share affidavits reasonably acceptable in form and substance to the Surviving Corporation) are surrendered for exchange in accordance with this Section 1.6(a) and, if so withheld, shall then be paid without interest.

                                    (iii) In the event that any certificates
formerly representing PDI Shares (or lost share affidavits reasonably acceptable in form and substance to Celestial)
                                       5
are not surrendered for exchange by the first anniversary of the Effective Time (the "Unsurrendered Certificates"), those certificates representing the Surviving Corporation's Common Stock or Series A Preferred Stock corresponding to such Unsurrendered Certificates then held by the Exchange Agent shall be delivered to the Surviving Corporation, upon demand, and any stockholders of PDI who have not previously complied with this Section 1.6 shall thereafter look only to the Surviving Corporation for payment of their claim for the Surviving Corporation's Common Stock or Series A Preferred Stock and any cash in lieu of fractional shares of Common Stock of the Surviving Corporation.

                           (b) At the Effective Time, the Surviving Corporation
will follow similar exchange procedures as set forth in Section 1.6(a) for purposes of the exchange of certificates which prior thereto represented shares of Celestial Preferred Stock for certificates representing the shares of Common Stock of the Surviving Corporation into which such shares of Celestial Preferred Stock have been so converted.

                           (c) Following the Closing, the Surviving Corporation
shall establish and implement procedures so that holders of stock certificates issued by Celestial prior to the Merger may exchange those certificates for new stock certificates in equivalent denominations issued by the Surviving Corporation.

                  1.7 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall, unless the parties hereto otherwise agree, take place at the offices of PDI, 2200 South 12th Street, Allentown, Pennsylvania, 18105, immediately following the Special Meetings of the Stockholders of Celestial and PDI referred to in Sections 4.2 and 5.2, or (b) at such other time and place and on such other date as PDI and Celestial may agree not later than August 31, 1998 (the "Closing Date").

                  1.8 Dissenting Shares. (a) Notwithstanding anything herein to the contrary, PDI Common Shares and PDI Series A Preferred Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders, if any, who shall have performed all such acts as are required to perfect dissenters' rights pursuant to the applicable provisions of the PaBCL (a "PDI Dissenter") shall be converted into the right to receive the consideration payable in respect thereof in accordance with the PaBCL, unless such holder loses the status and rights of a PDI Dissenter after the Effective Time. Any such payment shall be made by the Surviving Corporation. If after the Effective Time such holder loses the status and rights of a PDI Dissenter, the PDI Common Shares or PDI Series A Preferred Shares held by such holder shall be treated as if they had been converted as of the Effective Time into the right to receive Common Stock or Series A Preferred Stock of the Surviving Corporation. PDI shall promptly provide Celestial with copies of any written demand for payment received by PDI from a PDI Dissenter, and Celestial shall have the right to participate in all negotiations and proceedings with respect to any such demand.

                           (b) Notwithstanding anything herein to the contrary,
shares of Celestial Common Stock and Celestial Preferred Stock that are outstanding immediately prior to the

Effective Time and that are held by stockholders, if any, who shall have performed all such acts as are required to perfect dissenters' rights pursuant to the applicable provisions of the Nevada GCL (a "Celestial Dissenter") shall be converted into the right to receive the consideration payable in respect thereof in accordance with the Nevada GCL, unless such holder loses the status and rights of a Celestial Dissenter after the Effective Time. Any such payment shall be made by the Surviving Corporation. If after the Effective Time such holder loses the status and rights of a Celestial Dissenter, the Celestial Common Stock or Celestial Preferred Stock held by such holder shall continue to be outstanding shares of the Surviving Corporation's Common Stock or Preferred Stock, as the case may be. Celestial shall promptly provide PDI with copies of any written demand for payment received by Celestial from a Celestial Dissenter, and PDI shall have the right to participate in all negotiations and proceedings with respect to any such demand.

                  1.9 Conversion Transaction. Prior to the mailing of the Joint Proxy Statement (as defined in Section 6.3) to the shareholders of Celestial and PDI, PDI shall endeavor to obtain the conversion of (i) PDI's outstanding Series A Convertible Notes, Series B Preferred Shares, and Series C Preferred Shares into Common Shares of PDI, at the exchange ratios expressed in Sections 2.5(b) and (c) hereof, and (ii) PDI's Demand Notes in the aggregate principal amount of $1,000,000 into Common Shares of PDI at the exchange ratio expressed in Section 2.5(h). The conversion transactions contemplated by this Section are referred to as the Conversion Transactions. In the event that these Conversion Transactions are not consummated prior to the mailing of the Joint Proxy Statement, the parties shall amend this Agreement to reflect that such securities are still outstanding, to describe the shareholder vote required in order for PDI to have obtained proper corporate authorization of this Agreement and the Merger, and to provide that at the Effective Time of the Merger, any outstanding Series B Preferred Shares will be converted into Common Stock of Celestial at a ratio of
104.5334 shares of Celestial Common Stock for each Series B Preferred Share so converted, and 37.5399 shares of Celestial Common Stock for each Series C Preferred Share so converted.

                  1.10 Tax-Free Reorganization. The parties intend that Merger qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code").

                  1.11 Ratification of Celestial Reverse Stock Split. Celestial shall use its best efforts to obtain prior to the Effective Time the requisite approval and ratification by its stockholders of (i) the 1-for-15 stock combination effected by Celestial in May 1996 and the corresponding proportionate adjustment in the conversion ratio of Celestial's outstanding Preferred Stock (the "Stock Combination"), and (ii) of any necessary amendment to Celestial's Articles of Incorporation required by the Nevada GCL in connection therewith (the "Stock Combination Articles Amendment").

                  1.12 Satisfaction of Preemptive Rights. Celestial shall use its best efforts prior to the Effective Time to obtain waivers or otherwise resolve to PDI's satisfaction any claims that Celestial's stockholders may have under Section 78.265 of the Nevada GCL to purchase prior issuances of securities made by Celestial.

                ARTICLE II: REPRESENTATIONS AND WARRANTIES OF PDI

                  PDI represents and warrants to Celestial that at the date of this Agreement, except as disclosed in the disclosure statement of PDI delivered by PDI to Celestial on the date hereof (the "PDI Disclosure Statement"):


                  2.1 Incorporation of PDI. PDI is a corporation validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. PDI is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which its ownership of property or the conduct of its business makes such qualification necessary and in which the failure to so qualify would have a material adverse effect upon the business, prospects, assets, financial condition, or results of operations of PDI (a "PDI Material Adverse Effect").

                  2.2 Authorization. PDI has full corporate power and authority to execute, deliver and perform this Agreement and the Merger. This Agreement has been duly executed and delivered by PDI, and has been duly authorized by its Board of Directors. Upon the requisite approval thereof by its shareholders, all corporate action of PDI necessary for due authorization of this Agreement and the Merger will have been duly taken.

                  2.3 Non-Contravention. The execution and delivery of this Agreement do not, and at the Closing, assuming requisite shareholder approval of the Merger and this Agreement is obtained and that the Conversion Transactions are completed prior to the Merger, the performance and the consummation of the transactions contemplated by this Agreement will not, result in any conflict with, breach or violation of or default, termination or forfeiture under, any terms or provisions of the Articles of Incorporation or by-laws of PDI, or any statute, rule or regulation, or any judicial or governmental decree, order or judgment, or any material contract, mortgage, indenture, agreement, lease or other instrument to which PDI is a party or to which any of its assets is subject.


                  2.4 Consents. Except for compliance with Federal and state securities laws, the requisite approvals of the stockholders of PDI and Celestial, and the filing of Articles of Merger pursuant to Section 1.4 and assuming completion of the Conversion Transactions prior to the Merger, no consent, approval, authorization, order, registration or qualification of or with any court, any regulatory authority or other governmental body, or any other person, which if not obtained would prevent the Merger or would have a PDI Material Adverse Effect is required for the execution, delivery or performance by PDI of this Agreement or the Merger.

                  2.5 Capitalization of PDI. (a) The authorized capital stock of PDI consists of (i) 50,000,000 Common Shares, (ii) 3,443,040 Series A Preferred Shares, (iii) 20,000 Series B Common Shares, and (iv) 100,000 Series C Preferred Shares. Of these authorized shares, before giving effect to the Conversion Transactions, and the issuance of any shares in the Private Placement described in paragraph (g) below, 12,536,241 Common Shares, 1,263,846 Series A Preferred Shares, 20,000 Series B Preferred Shares and 100,000 Series C Preferred Shares are validly issued and outstanding, fully paid and nonassessable.

                           (b) Each Series B Preferred Share is convertible by
its terms into 104.5334 Common Shares, with all outstanding Series B Preferred Shares convertible into an aggregate of 2,090,615 Common Shares. Each Series C Preferred Share is convertible by its terms into 37.5399 Common Shares, with all outstanding Series C Preferred Shares convertible into an aggregate of 3,753,990 Common Shares. The Series A Preferred Shares are not convertible pursuant to their terms into Common Shares.

                           (c) 4,310,345 Common Shares are reserved for issuance
upon the conversion into Common Shares of $5,000,000 aggregate principal amount of PDI's outstanding Series A Convertible Notes. The Series A Convertible Notes are convertible by their terms at a conversion price of $1.16 per share.

                           (d) 3,5000,000 Common Shares are reserved for
issuance upon exercise of options granted and to be granted under the Company's Stock Option Plan described in the PDI Disclosure Statement.

                           (e) 2,000,000 Common Shares are reserved for issuance
upon exercise of certain management incentive options to be granted under the Management Equity Incentive Program described in the PDI Disclosure Statement.

                           (f) 1,819,173 Common Shares are reserved for issuance
upon exercise of outstanding warrants.

                           (g) PDI is currently making a private offering of up
to 3,000,000 Common Shares at a purchase price of $3.00 per share, of which 1,304,967 shares have been subscribed for at the date hereof. PDI may increase the size of the offering up to 5,000,000 shares (the "Private Placement"). PDI has reserved 5,000,000 shares for issuance in the Private Placement.

                           (h) 500,000 Common Shares are reserved for issuance

upon the conversion into Common Shares of $1,000,000 aggregate principal amount of PDI's outstanding Demand Notes. These Demand Notes are not convertible by their terms into Common Shares, but PDI intends to propose to the holders of such Notes that they convert their indebtedness into Common Shares of PDI at a conversion price of $2.00 per share.

                  2.6 Stock Options, Warrants and Conversion Rights. PDI does not have outstanding any stock or other security, or any option, warrant or other right, which entitles the holder thereof to purchase or otherwise acquire, or convert the same into, any capital stock or other security of PDI, other than the convertible securities, options and warrants described in Section 2.5.

                  2.7 Subsidiaries. PDI has no subsidiaries and does not own any interest, directly or indirectly, in any other corporation, partnership, joint venture or other enterprise or entity, other than Polymer Dynamics Technology, Inc., Polymer Dynamics Engineering, Inc., Yesmur Nominee, and Polymer Properties I, Inc.


                  2.8 Financial Statements. The balance sheets of PDI and its consolidated subsidiaries at June 30, 1997, and 1996, and the statements of income, cash flow and shareholders' equity for the two years then ended, including the notes thereto and the report thereon of Loch, Geiger Elsenbaumer & Co., independent accountants, and the unaudited balance sheets of PDI and its consolidated subsidiaries at December 31, 1997 and 1996, and the unaudited statements of income, stockholders' equity and cash flow for the six months then ended, together with the notes thereto, all of which have been delivered to Celestial, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered by such statements and present fairly in all material respects the financial position of PDI and its consolidated subsidiaries as of the dates and for the periods indicated.

                  2.9 Absence of Adverse Changes. Since December 31, 1997, there has not been any material adverse change in the business, prospects, assets, financial condition or results of operations of PDI (a "PDI Material Adverse Change").

                  2.10 Undisclosed Liabilities. PDI does not have any material obligations or liabilities that are required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles, other than
(i) obligations or liabilities reflected on its balance sheet at December 31, 1997, and the notes thereto, (ii) obligations and liabilities incurred since December 31, 1997, in the ordinary course of PDI's business, (iii) obligations and liabilities to be performed or satisfied after December 31, 1997, under contracts and leases to which PDI is a party, (iv) obligations or liabilities listed on the PDI Disclosure Statement, or (v) the Senior Bank Financing which PDI is pursuing as described in Section 2.11 below.

                  2.11 Title to Properties and Absence of Liens. PDI, directly or through its subsidiaries, has good title to all material properties and assets, real and personal, reflected in PDI's balance sheet as of December 31, 1997, and related notes, if any (other than any such properties or assets sold or disposed of since December 31, 1997, in the ordinary course of PDI's business), free and clear of all liens, encumbrances, security interests and claims

("Liens"), except (i) Liens for current taxes not yet due and payable,
(ii) Liens reflected in such balance sheet or in the related notes, and (iii) Liens, if any, as are not material in character, amount or extent and do not materially detract from the value, or materially interfere with the use by PDI in its business of the properties subject thereto or affected thereby. PDI discloses that it intends to grant Liens on its assets to an institutional lender to secure a credit facility in the amount of between $10,000,000 and $20,000,000 (the "Senior Credit Facility") which PDI is currently endeavoring to obtain.

                  2.12 Contracts and Leases. Set forth in the PDI Disclosure Statement is a list of all material real property leases and material employment contracts obligating PDI to employ its officers other than on an at-will basis.

                  2.13 Litigation. There is no action, suit or other litigation or proceeding or governmental investigation pending, or to the knowledge of PDI threatened, against PDI which, if adversely determined, would have a PDI Material Adverse Effect.

                  2.14 Taxes. PDI has filed all income, withholding, franchise, sales and other tax returns required to be filed by it. All taxes shown on such returns have been paid in full. The tax returns of PDI have not been audited by the Internal Revenue Service. No taxing authority has asserted any tax deficiency against PDI, and PDI has no knowledge of any deficiency proposed or threatened to be asserted against it. There are no agreements, waivers, or other arrangements providing for extension of time with respect to the assessment or collection of any tax, nor are there any actions, suits, proceedings, or claims now pending or threatened by any Federal, state or local authority relating to any taxes.

                  2.15 ERISA Plans. PDI has no pension, profit-sharing or other employee benefit or welfare plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") other than those listed on the PDI Disclosure Statement. PDI has no bonus or other compensation plan for its officers, directors or employees not subject to ERISA, other than those listed on the PDI Disclosure Statement.

                  2.16 Labor Relations. PDI's employees are not represented by any labor union or other collective bargaining unit, and to PDI's knowledge, there is no union campaign being conducted to solicit cards from any employees to authorize the union to request an NLRB certification election with respect to those employees. There is no labor trouble, dispute, grievance or strike pending or, to PDI's knowledge, threatened, against PDI.


                  2.17 Environmental Matters. To PDI's knowledge, except as disclosed in certain Phase I and Phase II studies which PDI has made available to Celestial:

                           (a) PDI has been and is in material compliance with
all applicable federal, state and local law or regulation concerning or relating to industrial hygiene or the protection of health and/or the environment (the "Environmental Laws");

                           (b) There are no conditions on, about, beneath or
arising from any properties owned or leased by PDI which would give rise to any liability under any applicable Environmental Law or which would require any response, removal or remedial action, as such terms are defined in Section 101 of the Comprehensive Environmental, Compensation and Liability Act, 42 U.S.C. ss.ss.9601 et seq. (1995), as amended, by such party;

                           (c) PDI has obtained and possesses all permits,
licenses, approvals and other authorizations necessary under any applicable Environmental Law for the operation of its business except as would not have a PDI Material Adverse Effect;

                           (d) PDI has not received any notification of a
release or threat of a release of any substance regulated under any of the Environmental Laws ("Hazardous Substance") at any site or location owned or operated by PDI; and

                           (e) PDI has not disposed of, transported or caused to
be transported any Hazardous Substance on or to any on-site or off-site location which location currently is the subject of a federal, state or local enforcement action or other investigation or for which claims have been asserted against such party for clean-up costs, remedial work or damages to natural resources.

                  2.18 Required Vote. Assuming the completion of the Conversion Transactions, (i) the affirmative vote of the holders of a majority of the PDI Common Shares voting as a class at the PDI Stockholders Meeting described in
Section 4.2, and (ii) the affirmative vote of the holders of a majority of the PDI Series A Preferred Shares voting as a class at the PDI Stockholders Meeting, are the only vote of the holders of any class or series of capital stock of PDI necessary to approve this Agreement or the Merger.

                  2.19 Corporate Records. The minute books of PDI are accurate and complete and reflect all resolutions adopted and all other actions authorized or ratified by the directors and shareholders of PDI.

                  2.20 Accounting Controls. (a) To PDI's knowledge, neither PDI, nor any director, officer, agent, employee, consultant or other person associated with or acting on behalf of PDI, has (i) used, promised to use or authorized the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made, promised to make, or authorized the making of any direct or indirect unlawful payments to government officials or others from corporate funds or established or maintained any unlawful or unrecorded funds.

                           (b) To PDI's knowledge, PDI makes and keeps accurate
books and records which in reasonable detail accurately and fairly reflect its transactions and dispositions of its assets and maintains internal accounting controls which provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of PDI's financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and to maintain accountability for the assets of PDI, (iii) access to the assets of PDI is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability of the assets of PDI is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

                  2.21 Brokers and Financial Advisers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on by PDI in such manner as not to give rise as a result of any action by PDI to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or financial advisory fee.

            ARTICLE III: REPRESENTATIONS AND WARRANTIES OF CELESTIAL

                  Celestial represents and warrants to PDI that at the date of this Agreement, except as disclosed in Celestial's disclosure statement delivered to PDI on the date hereof (the "Celestial Disclosure Statement"):


                  3.1 Incorporation of Celestial. Celestial is a corporation validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Celestial is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which its ownership of property or the conduct of its business makes such qualification necessary and in which the failure to so qualify would have a material adverse effect upon Celestial's business, prospects, assets, financial condition or results of operations (a "Celestial Material Adverse Effect").

                  3.2 Authorization. Celestial has full corporate power and authority to execute, deliver and perform this Agreement and the Merger. This Agreement has been duly executed and delivered by Celestial, and has been duly authorized, by its Board of Directors. Upon the requisite approval thereof by its shareholders, all corporate action of Celestial necessary for due authorization of this Agreement and the Merger will have been duly taken.

                  3.3 Non-Contravention. The execution and delivery of this Agreement do not, and at the Closing, assuming requisite shareholder approval of the Merger and this Agreement, the performance and the consummation of the transactions contemplated by this Agreement will not, result in any conflict with, breach or violation of or default, termination or forfeiture under, any terms or provisions of the Articles of Incorporation or by-laws of Celestial, or any statute, rule or regulation, or any judicial or governmental decree, order or judgment, or any contract, mortgage, indenture, agreement or other instrument to which Celestial is a party or to which any of its assets is subject.

                  3.4 Consents. Except for compliance with Federal and state securities laws, the requisite approvals of the stockholders of PDI and Celestial, and the filing of Articles of Merger pursuant to Section 1.4, no consent, approval, authorization, order, registration or qualification of or with any court, any regulatory authority or other governmental body, or any other person, is required for the execution, delivery or performance by Celestial of this Agreement or the Merger.

                  3.5 Capitalization of Celestial. The authorized capital stock of Celestial consists of 500,000,000 shares of Common Stock, par value $.001 per share, and 500,000,000 shares of Preferred Stock, par value $.001 per share. 2,763,199 shares of Common Stock are validly issued and outstanding, fully paid and nonassessable, none of which shares of Common Stock are issued and held in treasury, and 337,257 shares are reserved for issuance upon the conversion of the convertible securities and exercise of the options described in Section 3.6. 258,853 shares of Preferred Stock are validly issued and outstanding, fully paid and non-assessable.

                  3.6 Stock Options and Conversion Rights. Celestial does not have outstanding any stock or other security, or any option, warrant or other right, which entitles the holder thereof to purchase or otherwise acquire or convert the same into any capital stock or other security of Celestial, other than (i) options to purchase 45,000 shares of Celestial Common Stock at an exercise price of $3.00 per share; (ii) options to purchase 35,000 shares of Celestial Common Stock at an exercise price of $3.50 per share; (iii) warrants to purchase 240,000 shares of Celestial Common Stock at an exercise price of $22.50 per share; and (iv) Celestial's outstanding shares of Preferred Stock which are convertible at a conversion ratio of 1 share of Common Stock for every 15 shares of Preferred Stock so converted, into an aggregate of 17,257 shares of Common Stock.

                  3.7 Subsidiaries. Celestial has no subsidiaries and does not own any interest, directly or indirectly, in any other corporation, partnership, joint venture or other enterprise or entity.

                  3.8 Financial Statements. The balance sheets of Celestial and its consolidated subsidiaries at June 30, 1997 and 1996, and the statements of income, cash flow, and stockholders' equity for the years then ended, including the notes thereto and the report thereon of, Raich Ende Malter Lerner & Co., independent accountants, and the unaudited balance sheets of Celestial at December 31, 1997 and 1996, and the unaudited statements of income, cash flow and stockholder's equity for the six months then ended, together with the notes thereto, all of which have been delivered to PDI, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered by such statements and present fairly in all material respects the financial position of Celestial and its consolidated subsidiaries and the results of operations and changes in financial position of Celestial and its consolidated subsidiaries as of the dates and for the periods indicated.

                  3.9 Absence of Adverse Changes. Since December 31, 1997, there has not been any material adverse change in the business, prospects, assets, financial condition or results of operations of Celestial.

                  3.10 Undisclosed Liabilities. Celestial does not have any liabilities or obligations of any nature, whether absolute, contingent, accrued or otherwise, other than (i) obligations or liabilities reflected on its balance sheet at December 31, 1997, and the notes thereto, (ii) obligations to be performed or satisfied after December 31, 1997, under contracts and leases listed in the Celestial Disclosure Statement, or (iii) obligations or liabilities listed in the Celestial Disclosure Statement.

                  3.11 Title to Properties and Absence of Liens. Celestial has good title to all material properties and assets, real and personal, reflected in Celestial's balance sheet as of December 31, 1997, and related notes, (other than any cash expended since December 31, 1997, in payment of professional services rendered by Celestial's counsel and independent accountants, or as disclosed on the Celestial Disclosure Statement), free and clear of all Liens except (i) Liens for current taxes not yet due and payable, (ii) Liens reflected in the balance sheet at December 31, 1997 or in the related notes, and (iii) Liens, if any, as are not material in character, amount or extent and do not materially detract from the value of the properties subject thereto or affected thereby.

                  3.12 Contracts and Leases. Set forth on the Celestial Disclosure Statement is a list of all contracts, leases and other agreements to which Celestial is a party or by which it or any of its assets or properties in bound. Celestial is not in breach of the provisions of any contracts, lease or other agreement referred to in this Section 3.12.

                  3.13 Litigation. There is no action, suit or other litigation or proceeding or governmental investigation pending, or to the knowledge of Celestial threatened, against Celestial.

                  3.14 Taxes. Celestial has filed all federal, state and local income, withholding, franchise, sales and other tax returns required to be filed by it. All taxes shown on such returns have been paid in full. The tax returns of Celestial have not been audited by the Internal Revenue Service. No taxing authority has asserted any tax deficiency against Celestial, and Celestial has no knowledge of any tax deficiency proposed or threatened to be asserted against it. There are no agreements, waivers, or other arrangements providing for extension of time with respect to the assessment or collection of any tax, nor are there any actions, suits, proceedings, or claims now pending or threatened by any Federal, state or local authority relating to any taxes.

                  3.15 ERISA Plans. Celestial has no pension, profit-sharing or other employee benefit or welfare plan subject to ERISA. Celestial has no bonus or other compensation plan for its officers, directors or employees not subject to ERISA, other than those listed on the Celestial Disclosure Statement.

                  3.16 Employees. Celestial has no officers or employees except as set forth in the Celestial Disclosure Statement. The current compensation of such persons is disclosed on the Celestial Disclosure Statement.

                  3.17     Environmental Matters.    To Celestial's knowledge:

                           (a) Celestial has been and is in material compliance
with all applicable federal, state and local law or regulation concerning or relating to industrial hygiene or the protection of health and/or the environment (the "Environmental Laws");

                           (b) There are no conditions on, about, beneath or
arising from any properties owned or leased by Celestial which would give rise to any liability under any applicable Environmental Law or which would require any response, removal or remedial action, as such terms are defined in Section 101 of the Comprehensive Environmental, Compensation and Liability Act, 42 U.S.C. ss.ss.9601 et seq. (1995), as amended, by such party;

                           (c) Celestial has obtained and possesses all permits,
licenses, approvals and other authorizations necessary under any applicable Environmental Law for the operation of its business except as would not have a Celestial Material Adverse Effect;

                           (d) Celestial has not received any notification of a
release or threat of a release of any substance regulated under any of the Environmental Laws ("Hazardous Substance") at any site or location owned or operated by Celestial; and

                           (e) Celestial has not disposed of, transported or
caused to be transported any Hazardous Substance on or to any on-site or off-site location which location currently is the subject of a federal, state or local enforcement action or other investigation or for which claims have been asserted against such party for clean-up costs, remedial work or damages to natural resources.

                  3.18 Corporate Records. The minute books of Celestial are accurate and complete and reflect all resolutions adopted and all other actions authorized or ratified by the directors and stockholders of Celestial.


                  3.19 Accounting Controls. (a) To Celestial's knowledge,

neither Celestial, nor any director, officer, agent, employee, consultant or other person associated with or acting on behalf of Celestial, has (i) used, promised to use, or authorized the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made, promised to make, or authorized the making of any direct or indirect unlawful payments to government officials or others from corporate funds or established or maintained any unlawful or unrecorded funds.

                           (b) To Celestial's knowledge, Celestial makes and
keeps accurate books and records which in reasonable detail accurately and fairly reflect its transactions and dispositions of its assets and maintains internal accounting controls which provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of Celestial's financial statements in accordance with generally accepted accounting principles or any other criteria applicable to such statements and to maintain accountability for the assets of Celestial, (ii) access to the assets of Celestial is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability of the assets of Celestial is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

                  3.20 Insurance. The Celestial Disclosure Statement sets forth all policies of insurance for workmen's compensation, fire, theft, business interruption, property, fire and other casualty, liability, and directors' and officers' liability insurance owned by Celestial which are now in force.

                  3.21 SEC Reports. Celestial has filed on a timely basis (i) all forms, reports, statements and other documents required to be filed with the SEC, including without limitation (i) all Annual Reports on Form 10-KSB, (ii) all Quarterly Reports on Form 10-QSB, (iii) all proxy statements relating to meetings of shareholders (whether annual or special), (iv) all Current Reports on Form 8-KSB and (v) all other reports, schedules, registration statements or other documents (collectively referred to as the "SEC Reports") (all such forms, reports, statements and other documents being referred to herein, collectively, as the "SEC Reports"). The SEC Reports (i) were prepared in all material respects in accordance with the requirements of applicable law (including the 1933 Act or the Securities Exchange Act of 1934, as amended (the "1934 Act") as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports) and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  3.22 Fairness Opinion. Celestial has engaged Clayton Dunning & Co. to render an opinion to Celestial whether the ratios at which PDI Common Shares and PDI Series A Preferred Shares are to be converted into shares of Celestial Common Stock and Series A Preferred Stock, respectively (the "Exchange Ratios") are fair to the stockholders of Celestial from a financial point of view.


                  3.23 Takeover Laws. Celestial has taken all action required to be taken by it so that this Agreement, and the Merger and the other transactions contemplated by this Agreement, are exempt from, the requirements of the provisions of Sections 78.378 to 78.3793 of the Nevada GCL pertaining to the acquisition of a controlling interest in Celestial, the provisions of Sections
78.411 to 78.444 of the Nevada GCL pertaining to business combinations with interested shareholders, and any other anti-takeover laws and regulations of the Nevada GCL. Celestial has not adopted any shareholders' rights plan, or any other anti-takeover device in its Articles of Incorporation, by-laws or otherwise.

                  3.24 Required Vote. The affirmative vote of (i) the holders of a majority of the shares of Celestial Preferred Stock entitled to vote at the Celestial Stockholders Meeting described in Section 5.2, voting as a single class; (ii) the holders of a majority of the shares of Celestial Common Stock entitled to vote at the Celestial Stockholders Meeting, voting as a single class; and (iii) the holders of a majority of the shares of Celestial Common Stock and Celestial Preferred Stock entitled to vote at the Celestial Stockholders Meeting, voting together and not by individual class, are the only votes of the holders of any class or series of capital stock of Celestial necessary to approve this Agreement or the Merger.

                  3.25 Brokers and Financial Advisers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on by Celestial in such manner as not to give rise as a result of any action by Celestial to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or financial advisers fee.

                           ARTICLE 4: COVENANTS OF PDI

                  4.1 Certain Actions Pending Merger. Except for the completion of the Private Placement, the Conversion Transactions, the Senior Bank Financing, and the exercise or granting of options under the option plans and programs described in the PDI Disclosure Statement, prior to the Closing, without the consent of Celestial, which consent shall not be unreasonably withheld or delayed, PDI:

                           (b) will conduct its business in the ordinary and
usual course;

                           (c) will not dispose of any material properties or
assets except in the ordinary course of business;

                           (d) shall use its best efforts to preserve intact its
business organization and maintain satisfactory relationships with its clients, employees, agents and service providers;


                           (e) will not amend its charter or by-laws;

                           (f) will not issue, sell or otherwise permit to
become outstanding any additional shares of capital stock; and

                           (g) will not make, declare or pay any dividends in
respect of its capital stock, or combine or split any shares of any class or series of its capital stock.

                  4.2 PDI Stockholder's Meeting. PDI will take all action in accordance with applicable law to convene a special meeting of its shareholders (the "PDI Stockholders Meeting") to be held not later than August 31, 1998, or such other date upon which PDI and Celestial may mutually agree, at which the Merger and this Agreement shall be submitted to PDI's shareholders for their consideration and approval.

                  4.3 Rule 145 Affiliates. (a) Promptly following the execution of this Agreement, PDI shall identify in a letter to Celestial all persons who might, at the time of the Celestial Stockholders' Meeting at which the Merger is to be voted upon by its stockholders, be deemed to be an affiliate of PDI within the meaning of Rule 145 ("Rule 145 Affiliate").

                           (b) PDI shall use all reasonable efforts to deliver
to Celestial as soon as practicable and in any case prior to the Effective Time, an agreement signed by each such Rule 145 Affiliate of PDI regarding compliance with Rule 145, which agreement (the "Affiliate Agreements") shall be in substantially the form of Exhibit C.

                           (c) The Surviving Corporation shall be entitled to
place legends on the certificates evidencing Common Stock of the Surviving Corporation to be received by Rule 145 Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Common Stock of the Surviving Corporation, consistent with the terms of such Affiliate Agreements, whether or not such Affiliate Agreements are actually delivered to the Surviving Corporation.

                      ARTICLE FIVE: COVENANTS OF CELESTIAL

                  5.1 Delivery of Celestial Common Stock. Celestial shall issue and cause to be delivered to the shareholders of PDI such number of shares of Celestial Common Stock and Series A Preferred Stock as such shareholders are entitled to receive in the Merger as provided herein and in the Merger Agreement.

                  5.2 Celestial Shareholders' Meeting. Celestial will take all action in accordance with applicable law to convene a special meeting of its stockholders (the "Celestial Stockholders' Meeting") to be held not later than August 31, 1998, or such other date upon which Celestial and PDI may mutually agree, at which the Merger and this Agreement shall be submitted to Celestial's shareholders for their consideration and approval.



                           5.3 Certain Other Covenants by Celestial. Prior to
the Closing, without the consent of PDI, Celestial shall not:

                           (b) sell, transfer, mortgage, pledge or otherwise
dispose of any of its properties or assets;

                           (c) enter into or carry on any business, or enter
into any contracts or agreements;

                           (d) amend its Articles of Incorporation or by-laws;

                           (e) issue or sell any stock, or grant or otherwise
issue options, warrants or rights to subscribe for, or which are convertible into, its stock;

                           (f) declare, set aside or pay any dividend or make
any distribution of assets or stock to its shareholders;

                           (g) split into a greater number or combine into a
smaller number the outstanding shares of any class or series of its stock;

                           (h) make any investment of a capital nature, whether
by purchasing stock or securities, making contributions to capital, making property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation, or by merger with or acquisition of substantially all of, the assets of any other person;

                           (i) increase in any manner the compensation or fringe
benefits of any of its officers or directors or employees, or pay or agree to pay any pension or retirement allowance or enter into or amend any employment agreement or any incentive compensation, profit sharing, stock purchase, stock option, savings, consultant, deferred compensation, retirement pension or other "fringe benefit" plan or arrangement with or for the benefit of any officer, employee or other person;

                           (j) permit any insurance policy naming it as a
beneficiary or a loss payee to be cancelled or terminated or any of the coverage thereunder to lapse;

                           (k) incur any liabilities or obligations (other than
liabilities and obligations to Celestial's counsel and independent accountants for professional services); or

                           (l) fail to timely file all periodic reports required
to be filed by it with the SEC pursuant to the 1934 Act.

                  ARTICLE 6:  ADDITIONAL AGREEMENTS OF PDI AND CELESTIAL

                  6.1 Reasonable Best Efforts. PDI hereby covenants to and agrees with Celestial, and Celestial hereby covenants to and agrees with PDI,

that subject to the terms and
conditions of this Agreement, it shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as reasonably practicable and to otherwise enable consummation of the transactions contemplated hereby, including, without limitation, obtaining (and cooperating with the other party herein in obtaining) any consent, authorization, order or approval of, or any exemption by any regulatory authority and any other third party that is required to be obtained by Celestial or PDI or any of their respective subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

                  6.2 Stockholder Approvals. The Board of Directors of each of Celestial and PDI will recommend to their stockholders that their stockholders approve this Agreement and the Merger, and each of Celestial and PDI will take all reasonable lawful action to solicit such approval by its respective stockholders, provided that each of Celestial and PDI may withdraw, modify or change in an adverse manner to the other party its recommendations if the Board of Directors of such party, after having consulted with and based upon the advice of outside counsel, determines in good faith that the failure to so withdraw, modify or change its recommendation could constitute a breach of the fiduciary duties of such party's Board of Directors under applicable law. In addition, nothing in this Section 6.2 or elsewhere in this Agreement shall prohibit accurate disclosure by either party of information that is required to be disclosed in the Registration Statement or the Joint Proxy Statement or any other document required to be filed with the SEC or otherwise required to be publicly disclosed by applicable law or regulation.

                  6.3      Registration Statement.

                           (a) Each of Celestial and PDI agrees to cooperate in
the preparation of a registration statement on Form S-4 (the "Registration Statement") to be filed by Celestial with the SEC in connection with the issuance of Celestial Common Stock and Series A Preferred Stock in the Merger. The prospectus of Celestial and the joint proxy statement and other proxy solicitation materials of Celestial and PDI constituting a part of the Registration Statement is hereinafter called, the "Joint Proxy Statement". Each of PDI and Celestial agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the 1933 Act as promptly as reasonably practicable after the filing thereof. Celestial also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. PDI agrees to furnish to Celestial all information concerning PDI, its subsidiaries, officers, directors, and stockholders as may be reasonably requested in connection with the foregoing.


                           (b) Each of PDI and Celestial agrees, as to itself

and its subsidiaries, that none of the information supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the Celestial Stockholders Meeting and the PDI Stockholders Meeting, contain any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Joint Proxy Statement or any amendment or supplemental thereto. Celestial agrees that the Registration Statement and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the 1933 Act and the 1934 Act and the rules and regulations of the SEC thereunder.

                           (c) Celestial will advise PDI, promptly after
Celestial receives notice thereof, of
the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Celestial Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

                  6.4 Press Releases. PDI hereby covenants to and agrees with Celestial, and Celestial hereby covenants to and agrees with PDI, that it will not, without the prior approval of the other, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law.

                  6.5      Access; Information.

                           (a) PDI hereby covenants to and agrees with
Celestial, and Celestial hereby covenants to and agrees with PDI, that upon reasonable notice, it shall afford the other party and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records and, during such period, it shall furnish promptly to the other (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request. Neither Celestial or PDI, nor any of their respective subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date hereof. The parties will use their reasonable best efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

                           (b) Neither party shall use any information obtained
pursuant to this Section 6.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if this Agreement is terminated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in Section 6.7) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by the party required to hold such information in confidence or as such party is advised by counsel that any such information or document is required by applicable law to be disclosed.

                           (c) No investigation by either party of the business
and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

                  6.6 Acquisition Proposals. Without the prior written consent of the other, neither Celestial nor PDI shall, and each of them shall cause its respective subsidiaries and its and its subsidiaries' officers and directors not to, solicit or encourage inquiries with respect to, or engage in negotiations concerning, or provide any confidential information or assistance to, or have any discussions with, any person relating to, any tender offer or exchange offer for, or any proposal for the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such party. Nothing contained in this
Section 6.6 shall prohibit the Board of Directors of Celestial from complying with Rule 14e-2 promulgated under the 1934 Act with regard to a tender offer or exchange offer.

                  6.7 Confidentiality. Except as otherwise provided in Section 6.5(b), each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed (other than by any party in violation of the Agreement) unless and until it is advised by counsel that any such information or document is required by applicable law to be disclosed.
                  6.8 Indemnification. If the Merger is completed, all rights to indemnification (including advancement of expenses) existing on the Closing Date in favor of the present or former officers and directors of PDI with respect to action taken in their capacities as directors or officers of PDI prior to the Effective Time as provided in the Articles of Incorporation of PDI, the Bylaws of PDI or any indemnification agreements with PDI, as in effect prior to the Effective Time, shall survive the Merger and continue in full force and effect as obligations of the Surviving Corporation.


                   ARTICLE 7: CONDITIONS TO OBLIGATIONS TO PDI

                  The obligations of PDI to effect the transactions contemplated hereby are, at its option, subject to the satisfaction or waiver of the following conditions precedent:

                  7.1 Representations and Warranties. The representations and warranties of Celestial contained in this Agreement shall be true at and as of the Closing Date as though such representations and warranties were made at and as of such time except to the extent affected by the transactions contemplated hereby.

                  7.2 Performance of Covenants. Celestial shall have performed or complied with each of its agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

                  7.3 Delivery of Closing Certificate. Celestial shall have delivered to PDI a certificate dated the Closing Date and signed by its President to the effect set forth in Sections 7.1 and 7.2 above.

                  7.4 No Litigation. No suit, action, investigation, or legal or administrative proceeding shall have been brought or shall have been threatened by any person (other than by Celestial) which questions the validity or legality of the transactions contemplated hereby.

                  7.5 Governmental Approvals. All approvals, consents, permits, licenses or qualifications of or with any governmental body or agency having jurisdiction required for the consummation of the Merger pursuant to this Agreement shall have been obtained and shall be effective, and no such approval, consent, permit, license or qualification shall impose any condition or provision or requirement on the Surviving Corporation which was not imposed on Celestial or PDI prior to the Merger.

                  7.6 Other Approvals. The consent or approval of all persons (other than governmental agencies) necessary for the consummation of the Merger pursuant to this Agreement, shall have been granted, and no such consent or approval (i) shall have been conditioned upon the modification, cancellation or termination of any lease, contract, commitment, agreement, franchise, license, or other right of either Celestial or PDI, or (ii) shall impose on the Surviving Corporation any condition or provision or requirement not imposed on Celestial or PDI prior to the Merger.

                  7.7 Shareholder Approval. The shareholders of each of Celestial and PDI shall have duly approved the Merger and this Agreement.

                  7.8 Tax Opinion. Celestial and PDI shall have received from tax counsel selected by the parties a written opinion, in form and substance reasonably satisfactory to them, to the effect that the Merger, when effected in accordance with this Agreement, will qualify as a reorganization under Section 368(a) of the Code, and Celestial and PDI will constitute parties to such reorganization.

                  7.9 Material Adverse Change. From the date hereof to the Closing Date, no

Celestial Material Adverse Change shall have occurred.

                  7.10 Registration Statement. The Registration Statement shall have been declared effective by the SEC, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                  7.11 Stock Listing. Celestial shall have applied for the inclusion of its shares of Common Stock on The NASD Stock Market.

                  7.12 Conversion of Notes. Prior to the Effective Time, (i) PDI's Series A Convertible Notes outstanding in the aggregate principal amount of $5,000,000 shall have been fully converted into Common Shares of PDI at the conversion rate provided for in the Notes, and (ii) PDI's Demand Notes in the aggregate principal amount of $1,000,000 shall have been fully converted into Common Shares of PDI at a conversion price of $2.00 per share.

                  7.13 Appraisal Demands. The number of PDI Common Shares and Series A Preferred Shares as to which dissenting PDI shareholders shall have made timely demand for payment in accordance with the provisions of the PaBCL shall not exceed 50,000 shares, and the number of Celestial's shares of Common Stock and Preferred Stock as to which dissenting Celestial Stockholders shall have made timely demand for payment in accordance with the provisions of the Nevada GCL shall not exceed 50,000 shares.

                  7.14 Termination of Employment Agreement. The employment agreement between Celestial and Irwin Schneidmill described in the Celestial Disclosure Statement shall have been terminated by Celestial and Irwin Schneidmill, at no cost or liability to or of Celestial or the Surviving Corporation, prior to the Effective Time.

                  7.15 Fairness Opinion. Prior to the mailing of the Joint Proxy Statement to the stockholders of Celestial and PDI, Clayton Dunning & Co. shall have issued its opinion to the Board of Directors of Celestial, satisfactory to each of Celestial and PDI, that the Exchange Ratios are fair to the stockholders of Celestial from a financial point of view.

                  7.16 Stock Combination. The Stock Combination and Stock Combination Articles Amendment shall have been approved and ratified by Celestial's stockholders and the Stock Combination Articles Amendment shall have been duly filed with the Secretary of State of the State of Nevada prior to the Effective Time.

                  7.17 Satisfaction of Preemptive Rights. Celestial shall have obtained waivers or otherwise resolved to PDI's satisfaction any claims that Celestial's stockholders may have under Section 78.265 of the Nevada GCL to purchase prior issuances of securities made by Celestial.

                ARTICLE 8: CONDITIONS TO OBLIGATIONS OF CELESTIAL

                  The obligations of Celestial to effect the transactions contemplated hereby are, at its option, subject to the satisfaction or waiver of the following conditions:

                  8.1 Representations and Warranties. The representations and warranties of PDI contained in this Agreement shall be true at and as of the Closing Date as though such representations and warranties were made at and as of such time except to the extent affected by the transactions contemplated hereby.

                  8.2 Performance of Covenants. PDI shall have performed or complied with each of its agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

                  8.3 Delivery of Closing Certificate. PDI shall have delivered to Celestial a certificate dated the Closing Date and signed by its President to the effect set forth in Sections 8.1 and 8.2 above.

                  8.4 Legal Matters. No suit, action, investigation, or legal or administrative proceeding shall have been brought or shall have been threatened by any person (other than PDI) which questions the validity or legality of the transactions contemplated hereby.

                  8.5 Governmental Approvals. All approvals, consents, permits, licenses or qualifications of or with any governmental body or agency having jurisdiction required for the consummation of the Merger pursuant to this Agreement shall have been obtained and be effective, and no such approval, consent, permit, license or qualification shall impose any condition or provision or requirement on the Surviving Corporation which was not imposed on PDI or Celestial prior to the Merger.

                  8.6 Other Approvals. The consent or approval of all persons (other than governmental agencies) necessary for the consummation of the Merger pursuant to this Agreement shall have been granted, and no such consent or approval (i) shall have been conditioned upon the modification, cancellation or termination of any lease, contract, commitment, agreement, franchise, license, or other right of either Celestial or PDI, or (ii) shall impose on the Surviving Corporation any condition or provision or requirement not imposed on PDI or Celestial prior to the Merger.

                  8.7 Shareholder Approval. The shareholders of Celestial and PDI shall have duly approved the Merger and this Agreement.

                  8.8 Tax Opinion. Celestial and PDI shall have received from tax counsel selected by the parties a written opinion, in form and substance reasonably satisfactory to them, to the effect that the Merger, when effected in accordance with this Agreement, will qualify as a reorganization under Section 368(a) of the Code, and Celestial and PDI will constitute parties to such reorganization.

                  8.9 Material Adverse Change. From the date hereof to the Closing Date, no PDI Material Adverse Change shall have occurred.

                  8.10 Registration Statement. The Registration Statement shall have been declared effective by the SEC, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                  8.11 Fairness Opinion. Prior to the mailing of the Joint Proxy Statement to the stockholders of Celestial and PDI, Clayton Dunning & Co. shall have issued its opinion to the Board of Directors of Celestial, satisfactory to each of Celestial and PDI, that the Exchange Ratios are fair to the stockholders of Celestial from a financial point of view.

                  8.12 Stock Combination. The Stock Combination and Stock Combination Articles Amendment shall have been approved and ratified by Celestial's stockholders and the Stock Combination Articles Amendment shall have been duly filed with the Secretary of State of the State of Nevada prior to the Effective Time.

                             ARTICLE 9: TERMINATION

                  9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the filing of the Articles of Merger, before or after obtaining the requisite stockholder approvals, by the mutual consent of Celestial and PDI, by action of their respective boards of directors.

                  9.2 Termination by Celestial or PDI. This Agreement may be terminated and the Merger may be abandoned by action of either the board of directors of Celestial or the board of directors of PDI if (i) the Merger shall not have been consummated on or before September 30, 1998, or such later date as may be mutually agreed to by the parties hereto, provided that the party seeking to terminate this Agreement is not otherwise in breach in any material respect of any of its obligations hereunder or (ii) any court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

                  9.3 Termination by PDI. This Agreement may be terminated and the Merger may be abandoned by action of the board of directors of PDI if (i) Celestial shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by it at or prior to the Effective Time and such failure has not been cured within 30 days after receipt of notice thereof, or (ii) the board of directors of Celestial shall not recommend to its stockholders the approval of this Agreement, or shall withdraw or modify in a manner adverse to PDI its approval or recommendation of the Merger; or (iii) the Merger shall fail to receive the requisite vote for approval by the stockholders of Celestial at the Celestial Stockholders' Meeting.

                  9.4 Termination by Celestial. This Agreement may be terminated and the Merger may be abandoned by action of the board of directors of Celestial if (i) PDI shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by it at or prior to the Effective Time and such failure has not been cured within 30 days after receipt of notice thereof, or (ii) the board of directors of PDI shall not recommend to its stockholders the approval of this Agreement, or shall withdraw or modify in a manner adverse to Celestial its approval or recommendation of the Merger; or (iii) the Merger shall fail to receive the requisite vote for approval by the stockholders of PDI at the PDI Stockholders' Meeting.

                  9.5 Effect of Termination. (a) Except as provided in Section
6.5 hereof with respect to information obtained in connection with the transactions contemplated hereby, and except as provided in paragraph (b) below, in the event of the termination of this Agreement, and the abandonment of the Merger, this Agreement shall thereafter become void and have no effect, and no party thereto shall have any liability to any other party hereto or its stockholders or directors or officers in respect thereof, and each party shall be responsible for its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, except that nothing herein shall relieve any party from liability for any willful breach hereof.

                           (b) In the event PDI terminates this Agreement
pursuant to Section 9.3 hereof, the maturity date of PDI's outstanding indebtedness to Celestial in the aggregate principal amount of $4,000,000 shall be automatically extended to the first anniversary of the date on which this Agreement is terminated. In the event of such an extension, interest accrued from October 1, 1997 through the date of termination of this Agreement shall be paid within seven (7) days of termination, and thereafter, accrued unpaid interest shall be paid by PDI on the first day of each month until the indebtedness has been paid in full.

                  9.6 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto, except as set forth in Section 9.7.

                  9.7 Waiver. Any time prior to the Effective Time, any party hereto may (i) in the case of Celestial, extend the time for the performance of any of the obligations or other acts of PDI or waive compliance with any of the agreements of PDI or with any conditions to the respective obligations of

Celestial or (ii) in the case of PDI, extend the time for the performance of any of the obligations or other acts of Celestial, or waive compliance with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

                            ARTICLE 10: MISCELLANEOUS

                  10.1 Survival. None of the representations and warranties included or provided for herein shall survive consummation of the Merger.

                  10.2 Expenses. (a) Except as provided in paragraph (b) below, each of the parties hereto shall bear the expenses incurred by it in connection herewith.

                           (b) If the Merger occurs, the Surviving Corporation
shall pay the fees and expenses of counsel to each of the parties, the fees and expenses of PDI's accountants, and the fees and expenses of Clayton Dunning & Co.

                  10.3 Notices. Any notice hereunder to a party shall be deemed to be properly served if in writing and delivered or mailed to, in the case of
Celestial:

                                    Celestial Ventures Corporation
                                    382 Route 59, Section 310
                                    Monsey, New York  10952

and, in the case of PDI:

                                    Polymer Dynamics, Inc.
                                    2200 South 12 Street
                                    P.O. Box 4400
                                    Allentown, PA  18105-4400

or to such other address as may have been furnished in writing by such party to the other parties to this Agreement, and shall be deemed to have been given as of the time delivered or mailed registered or certified mail, postage prepaid, except that notice of termination pursuant hereto shall be effective only upon receipt.

                  10.4 Prior Agreements; Modifications; Waivers. This Agreement shall supersede any and all prior agreements, documents or other instruments with respect to the matters covered hereby. No modification of this Agreement, no waiver of any of the provisions and conditions hereof and no granting of any consent contemplated hereby shall be valid unless in writing and signed by duly authorized officers of the parties hereto.

                  10.5 Governing Law. The terms of this Agreement shall be governed by, and interpreted and construed in accordance with the provisions of,

the laws of the Commonwealth of Pennsylvania, except to the extent that mandatory provisions of Federal law or the corporate laws of the state of Nevada govern.

                  10.6 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

                  10.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original copy hereof.

                  10.8 No Third Party Rights. Nothing in this Agreement, express or implied, is intended to confer upon any other person, other than the persons indemnified under Section 6.8, any rights or remedies under or by reason of this Agreement.

                  IN WITNESS WHEREOF, each of the corporate parties hereto has caused this Agreement to be signed in its corporate name by its President or one of its Vice Presidents and its corporate seal to be hereto affixed and to be attested by its Secretary or one of its Assistant Secretaries, all at the date first-above written.

(CORPORATE SEAL)           CELESTIAL VENTURES CORPORATION


                          By:_______________________________________
                          Name:  Irwin Schneidmill
                          Title: President


                          Attest:___________________________________
                          Name:  Irwin Schneidmill
                          Title: Secretary
(CORPORATE SEAL)          POLYMER DYNAMICS, INC.


                          By:_______________________________________
                          Name:  William J. Peoples
                          Title: President


                          Attest:___________________________________
                          Name:  Deborah L. Kocher
                          Title: Secretary